TRANSFER AGENCY SERVICES AGREEMENT
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      THIS AGREEMENT is made as of _________, 2006 by and between PFPC INC., a
Massachusetts corporation ("PFPC"), and EIP INVESTMENT TRUST (the "Trust") a Delaware statutory trust, on behalf of the Funds listed on Schedule A attached hereto, as such Schedule A may be amended from time to time (each a "Fund").

                              W I T N E S S E T H:

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust, on behalf of each Fund, wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent of each Fund, and PFPC wishes to furnish such services.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions. As used in this Agreement:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c) "Authorized Person" means any officer of a Fund and any other person duly authorized by the Trust's Board of Trustees to give Oral Instructions and Written Instructions on behalf of a Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

      (d)   "CEA" means the Commodities Exchange Act, as amended.


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      (e)   "Oral Instructions" mean oral instructions received by PFPC from an
            Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

      (f)   "SEC" means the Securities and Exchange Commission.

      (g) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

      (h) "Shares" means the shares of beneficial interest of any series or class of a Fund.

      (i) "Written Instructions" means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Trust, on behalf of each Fund, hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to each Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by a Fund or any other entity.


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4.    Instructions.

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust's Board of Trustees or of a Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

      (c) The Trust on behalf of each Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.    Right to Receive Advice.

      (a) Advice of a Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the relevant Fund.


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      (b)   Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for a Fund, a Fund's investment adviser or PFPC, at the option of
            PFPC).

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from a Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel. Reliance on such advice, however, does not excuse PFPC from its duties under this Agreement.

      (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from or on behalf of a Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

6. Records; Visits. The books and records pertaining to a Fund or the Trust, which are in the possession or under the control of PFPC, shall be the property of such Fund or the Trust, as applicable. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Each Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by PFPC to such Fund or to an Authorized Person, at such Fund's expense.


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7.    Confidentiality.

      (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include information related to the Trust, a Fund, PFPC or a Fund's investment manager (the "Manager") including the following:

            (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust, a Fund, the Manager or PFPC, their respective subsidiaries and affiliated companies;

            (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust, a Fund, the Manager or PFPC a competitive advantage over its competitors;

            (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

            (iv)  anything designated as confidential.

      (b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:


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            (i)   is already known to the receiving party at the time it is
                  obtained and was obtained through some means other than through the performance of an agreement between PFPC and an affiliate of a Fund;

            (ii) is or becomes publicly known or available through no wrongful act of the receiving party;

            (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

            (iv) is released by the protected party to a third party without restriction;

            (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);

            (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party;

            (vii) is necessary for PFPC to release such information in connection with the provision of services under this Agreement;

            (viii) is Fund information provided by PFPC in connection with an independent third party compliance or other review conducted for the benefit of PFPC or a Fund and not for the benefit of any investor and provided that such confidential information is only disclosed to parties that have signed a confidentiality agreement at least as restrictive as this
                  Section 7; or

            (vii) has been or is independently developed or obtained by the receiving party.

      (c) The provisions of this Section 7 shall survive termination of this Agreement.

8. Cooperation with Accountants. PFPC shall cooperate with each Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by each Fund.


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9.    PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to each Fund. Notwithstanding the foregoing, the parties acknowledge each Fund shall retain all ownership rights in Fund data which resides on the PFPC System.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.   Compensation.

      (a) As compensation for services rendered by PFPC during the term of this Agreement, each Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by such Fund and PFPC. In addition, the Trust on behalf of each Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder.

      (b) PFPC shall establish certain cash management accounts ("Service Accounts") required to provide services under this Agreement. The Trust on behalf of each Fund acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited to, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts ("Balance Credits") will be used to offset the banking service fees imposed by the cash management service provider (the "Banking Service Fees"); (iii) PFPC shall retain any excess Balance Credits for its own use; and (iv) Balance Credits will be calculated and applied toward each Fund's Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i).


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      (c)   The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of a Fund relating to the Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12. Indemnification. The Trust, on behalf of each Fund, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to each Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations under this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.


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13.   Responsibility of PFPC.

      (a) PFPC shall be under no duty to take any action hereunder on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.


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      (b)   Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control including without limitation (subject to Section 10), acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party provided that PFPC has taken reasonable steps to minimize service interruptions; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

      (c) Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by the party or its affiliates.

      (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (e) The provisions of this Section 13 shall survive termination of this Agreement.

14.   Description of Services.

      (a)   Services Provided on an Ongoing Basis, If Applicable.

            (i)   Maintain shareholder registrations;

            (ii) Review new applications and correspond with shareholders to complete or correct information;


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            (iii) Direct payment processing of checks or wires;

            (iv) Prepare and certify stockholder lists in conjunction with proxy solicitations;

            (v)   Countersign share certificates;

            (vi)  Prepare and mail to shareholders confirmation of activity;

            (vii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

            (viii) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

            (ix)  Provide periodic shareholder lists and statistics to a Fund;

            (x)   Provide detailed data for underwriter/broker confirmations;

            (xi) Prepare periodic mailing of year-end tax and statement information;

            (xii) Notify on a timely basis the Manager, accounting agent, and custodian of fund activity;

            (xiii) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

            (xiv) Accept and post daily Share purchases and redemptions;

            (xv)  Accept, post and perform shareholder transfers and exchanges;

            (xvi) Issue and cancel certificates (when requested in writing by the shareholder); and

            (xvii) Calculate 12b-1 payments.

      (b) Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in each Fund's private placement memorandum, once it receives:

            (i)   A subscription agreement in completed proper form;

            (ii)  Proper information to establish a shareholder account; and


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            (iii) Confirmation of receipt or crediting of funds for such order to a Fund's custodian.

      (c) Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

            (i) All requests to transfer or redeem Shares and payment therefor shall be made in accordance with each Fund's private placement memorandum, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

            (ii) PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

            (iii) When Shares are redeemed, PFPC shall deliver to a Fund's custodian (the "Custodian") and a Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of a Fund and Shares attributed to individual accounts.

            (iv) PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and a Fund.

            (v) When a shareholder desires to redeem and notifies PFPC of such request, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the shareholder and made payable to the shareholder, unless otherwise instructed in writing by the shareholder.

            (vi) PFPC shall not process or effect any redemption requests with respect to Shares of a Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of a Fund.


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      (d)   Dividends and Distributions. Upon receipt of a resolution of the
            Trust's Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Trust on behalf of a Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in a Fund's private placement memorandum. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to a Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by a Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by a Fund to its shareholders as required by tax or other law, rule or regulation.

      (e)   Shareholder Account Services.

            (i) PFPC may arrange, in accordance with the private placement memorandum, for issuance of Shares obtained through:

                  o     Any pre-authorized check plan; and

                  o Direct purchases through wire orders, checks and applications.

            (ii) PFPC may arrange, in accordance with the private placement memorandum, for a shareholder's:

                  o Exchange of Shares for shares of another fund with which a Fund has exchange privileges;

                  o Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

                  o Redemption of Shares from an account with a checkwriting privilege.

      (f) Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by a Fund to its shareholders, including:

            (i)   Reports to shareholders;


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            (ii)  Confirmations of purchases and sales of a Fund's shares;

            (iii) Monthly or quarterly statements;

            (iv)  Dividend and distribution notices; and

            (v)   Tax form information.

      (g) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

            (i) Name, address and United States Tax Identification or Social Security number;

            (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

            (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

            (iv) Any stop or restraining order placed against a shareholder's account;

            (v) Any correspondence relating to the current maintenance of a shareholder's account;

            (vi)  Information with respect to withholdings; and

            (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

      (h) Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

            (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and


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            (ii)  Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

      (i) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify such Fund and such Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to such Fund's instructions, such Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect such Fund's stock records.

      (j) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by a Fund to reduce the total amount of outstanding shares by the number of shares surrendered by a Fund.

      (k) Lost Shareholders. PFPC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the "Lost Shareholder Rule"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

            (i)   documentation of search policies and procedures;

            (ii)  execution of required searches;

            (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

            (iv) preparation and submission of data required under the Lost Shareholder Rules.

      Except as set forth above, PFPC shall have no responsibility for any escheatment services.


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      (l)   Retirement Plans.

            (i) In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA's and ROTH individual retirement accounts ("IRA Plans"), 403(b) Plans and money purchase and profit sharing plans ("Qualified Plans") (collectively, the "Retirement Plans") within the meaning of
                  Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") sponsored by a Fund for which contributions of such Fund's shareholders (the "Participants") are invested solely in Shares of such Fund, PFPC shall provide the following administrative services:

                  (A) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

                  (B)   Record method of distribution requested and/or made;

                  (C) Receive and process designation of beneficiary forms requests;

                  (D) Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

                  (E) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/beneficiary, as applicable; and

                  (F) Perform applicable federal withholding and send Participants/beneficiaries an annual TEFRA notice regarding required federal tax withholding.

            (ii) PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by a Fund.

            (iii) With respect to the Retirement Plans, PFPC shall provide each
                  Fund with the associated Retirement Plan documents for use by each Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.


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

15. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the names, or any other non-public personal information, of investors in a Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

16. Anti-Money Laundering. To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in a Fund consistent with Securities Laws, PFPC shall perform reasonable actions necessary to help each Fund be in compliance with
      Section 352 of the USA PATRIOT Act, as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent a Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's Anti-Money Laundering ("AML") program or by an outside party, for compliance with PFPC's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of a Fund, PFPC shall provide to such Fund: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.


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

18.   Customer Identification Program ("CIP") Services.

      (a) To help each Fund comply with its Customer Identification Program (which a Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

            (i) Implement procedures under which new accounts in a Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding Customer (as defined in 31 CFR 103.131).

            (ii) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

            (iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

            (iv)  Regularly report to a Fund about measures taken under
                  (i)-(iii) above.

            (v) If PFPC provides services by which prospective Customers may subscribe for shares in a Fund via the Internet or telephone, work with a Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about a Fund's CIP.

            (vi) Set forth on a separate fee schedule compensation amounts due for these CIP Services.

      (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for a Fund to be in compliance with relevant regulation.

      (c) Notwithstanding anything to the contrary, PFPC need not perform any of the steps described above with respect to persons purchasing Shares via exchange privileges.

19.   Duration and Termination.

      (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the "Initial Term").

      (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless a Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term.

      (c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by such Fund and paid to PFPC prior to any such conversion.

      (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

      (e) Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving a Fund or any affiliate (as defined under the 1940 Act) of a Fund result in such Fund's desire to cease to use PFPC as the provider of any of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to such Fund's successor service, provider, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by such Fund. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to PFPC.

20. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to a Fund, at 49 Riverside Avenue, Westport, Connecticut 06880, Attention: President (or such other address as a Fund may inform the PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five (5) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives each Fund thirty (30) days prior written notice of such assignment or delegation.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25.   Miscellaneous.

      (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and fee schedules.

      (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

      (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (d) Information. Each Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to each Fund.

      (e) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

      (f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (h) No Representations or Warranties. Except as expressly provided in this Agreement, each party hereby disclaims all representations and warranties, express or implied, made to the other party or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. Each party disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      (i) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      (j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) each Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                PFPC INC.

                                By:
                                     ---------------------------------------

                                Title:
                                        ------------------------------------

                                EIP INVESTMENT TRUST, on behalf of the Funds listed on Schedule A

                                By:
                                     ---------------------------------------

                                Title:
                                        ------------------------------------

                                   SCHEDULE A
                                   ----------

                           EIP Growth and Income Fund


                                       26